Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-112850 on Form S-8 of our reports dated March 16, 2005, relating to the financial statements and financial statement schedules of Bristol West Holdings, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Bristol West Holdings, Inc. for the year ended December 31, 2004.

/s/ Deloitte and Touche LLP
Hartford, Connecticut
March 16, 2005